Exhibit 10.60
Executive Compensation Plan

PCTEL, INC.
EXECUTIVE COMPENSATION PLAN
     1. Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with incentive awards based on the achievement of goals relating to the performance of the Company or other goals as determined by the Committee or the Board. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).
     2. Definitions.
          (a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.
          (b) “Base Salary” means as to any Performance Period, a Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.
          (c) “Board” means the Board of Directors of the Company.
          (d) “CEO” means the chief executive officer of PCTEL, Inc.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Committee” means, except with respect to decisions regarding the granting of Awards to the CEO, the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m). With respect to decisions regarding the granting of Awards to the CEO, unless otherwise determined by the Board, “Committee” means all members of the Board (acting on the basis of a majority of the members in attendance at a meeting at which a quorum is present) who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).
          (g) “Company” means PCTEL, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).
          (h) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.
          (i) “Fiscal Year” means a fiscal year of the Company.
          (j) “Maximum Award” means as to any Participant for any Performance Period, $1,500,000.

          (k) “Participant” means the CEO or any other executive or key employee of PCTEL, Inc. designated in accordance with Section 4 and participating in the Plan for a Performance Period.
          (l) “Payout Formula” means as to any Performance Period, the formula, payout matrix or objectives established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula, matrix or objectives may differ from Participant to Participant.
          (m) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
          (n) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement including:

(i)	annual revenue;

(ii)	cash flow;

(iii)	cash position;

(iv)	earnings before amortization

(v)	earnings before interest and taxes;

(vi)	earnings before interest, taxes, depreciation and amortization;

(vii)	earnings before taxes and amortization;

(viii)	earnings per share;

(ix)	economic profit;

(x)	economic value added;

(xi)	equity or stockholder’s equity;

(xii)	market share;

(xiii)	net income;

(xiv)	net profit;

(xv)	net sales;

(xvi)	operating cash flow;

(xvii)	operating earnings;

(xviii)	operating income;

(xix)	profit before tax;

(xx)	ratio of debt to debt plus equity;

(xxi)	return on assets;

(xxii)	return on equity;

(xxiii)	return on net assets

(xxiv)	return on sales, revenue, and sales growth; or

(xxv)	total return to stockholders.
               Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, the management discussion and analysis section of the Company’s annual report, or the minutes of the Board.
          (o) “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.
          (p) “Plan” means this Executive Compensation Plan.
          (q) “Plan Year” means the Company’s fiscal year.
          (r) “Section 162(m)”means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
          (s) “Target Award” means the award payable under the Plan to a Participant for the Performance Period (including any range of identified potential awards), expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.
     3. Plan Administration.
          (a) Unless otherwise directed by the Board, the Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

               (i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
               (ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
               (iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
          (b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
     4. Eligibility. The Committee may, in its discretion, select the Chief Executive Officer and/or any other executive or key employee of the Company to participate in the Plan for any given Plan Year.
     5. Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.
     6. Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
     7. Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) provide for payment of different Award amounts dependent on actual performance as compared to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) set forth Award amounts greater than and Award amounts less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.
     8. Determination of Awards; Award Payment.
          (a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to a Participant below that which otherwise would be payable under the Payout Formula, but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.

          (b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.
          (c) Form of Distributions. The Company shall distribute all Awards to a Participant in cash or Awards as defined under the Company’s Amended and Restated 1997 Stock Plan, or any combination of the two.
          (d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period.
          (e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to a Participant as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of an Award that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
     9. Term of Plan. Subject to its approval at the 2007 annual meeting of the Company’s stockholders, the Plan shall first apply to the Company’s Plan Year commencing in the Company’s 2007 fiscal year. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 10 of the Plan.
     10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
     11. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.
     12. Employment. No statement in this Plan should be construed to grant any Participant an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and any Participant.

     13. Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
     14. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
     15. Governing Law. The Plan shall be governed by the laws of the State of Illinois, without regard to conflicts of law provisions thereunder.